Exhibit 14
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                     CODE OF BUSINESS CONDUCT AND ETHICS
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      The business of First Federal Bancorp, Inc., and its subsidiaries, including First Federal Savings Bank of Eastern Ohio (collectively, the "Company"), is based on trust. Without trust in our integrity, customers would not deposit their money in First Federal Savings Bank of Eastern Ohio (the "Bank") or count on us to properly administer their loans, and investors would not purchase our stock. Our continued success depends on every director, officer or employee performing his or her job in an ethical, honest, professional and competent manner.

      Today, more than ever, the ethics of corporations are under scrutiny by the government and the public. This Code of Business Conduct and Ethics (this "Code of Ethics") has been adopted by the Board of Directors of the Company not only as a guide for directors, officers and employees to meet the expectations of the Company and to encourage the reporting of questionable behavior, but also to demonstrate to customers, investors and the public the importance that the directors and management of the Company place on ethical conduct.

      Accordingly, it is the Company's expectation that each and every director, officer and employee shall comply with the following principles.

I.    Compliance with Laws and Regulations

      It is the Company's policy to comply with all applicable laws and regulations. Each director, officer and employee of the Company is expected to understand, respect and comply with all applicable laws and regulations that apply to the performance of his or her position with the Company. If an employee does not understand a particular law or how it applies, such employee should seek appropriate guidance from the Company's Chief Executive Officer, or from the Treasurer or the Chairman of the Board if the Chief Executive Officer is unavailable. If a director or officer is uncertain with respect to a law or regulation, such director or officer should consult with legal counsel for the Company.

      The Company has a specific securities trading policy applicable to all directors, officers and employees. The Company expects that every director, officer and employee will fully comply with that policy.

II.   Reporting and Disclosure Obligations

      The U.S. Securities and Exchange Commission and The Nasdaq Stock Market require the Company to issue financial statements in conformity with generally accepted accounting principles and to make public disclosures regarding certain aspects of its business. The Company expects all directors, officers and employees to keep accurate and complete books, records and accounts that enable the Company to meet its accounting and reporting requirements and to provide prompt, accurate answers to inquiries related to the Company's public disclosure requirements. All persons involved in the Company's disclosure process are required to maintain

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familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. Anyone who believes that the Company's accounting method is inappropriate or not in compliance with generally accepted accounting principles or who believes that public disclosures made or about to be made are inaccurate should report this belief directly to the Company's Treasurer and, if unsatisfied with the response, directly to the Audit Committee.


III.  Conflicts of Interest

      Conflicts of interest arise when decisions or judgments in the course of fulfilling one's responsibility to the Company may be influenced by personal interests not shared by the Company. An example of such a conflict is when an employee's family member has an interest in a transaction to which the Company is a party, or when an individual competes with the Company with respect to a particular business opportunity.

      When an actual or apparent conflict of interest is identified, an employee is expected to bring the matter to the attention of the Company's Chief Executive Officer, or to the Treasurer or the Chairman of the Board if the Chief Executive Officer is not available. The officer consulted will evaluate the matter. Any conflict of interest involving a director or executive officer must be brought to the attention of the Audit Committee of the Company. If the officer consulted or the Audit Committee determines that a conflict does exist or may exist, how the matter shall be treated will be decided by the disinterested directors of the Company, and the affected individual is expected to abide by the decision of the disinterested directors.

      Each director, officer or employee may accept and give nominal, minimal-value business amenities that facilitate business or foster good business relations. Business meals, drinks, tickets to sporting events, and the like, which do not exceed common courtesies, are generally acceptable. The amount or the frequency of such gifts cannot be excessive or unreasonable.

      Gifts of nominal value may be accepted from or given to current or prospective companies or individuals with which the Company or the Bank maintains an actual or potential business relationship. Cash is never an acceptable gift. No director, officer or employee shall accept a gift amenity or other personal benefit in excess of the acceptable limits described above.

      Notwithstanding the foregoing, in the event that a director, officer or employee cannot decline a gift amenity beyond the acceptable limits without causing undue embarrassment to the Company or to the person offering such gift amenity, the director, officer or employee may accept such gift or entertainment, but shall promptly report the gift or entertainment to the Audit Committee and, if a gift, deliver the gift to the Audit Committee for proper disposal for the benefit of the Company.


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IV.   Confidentiality

      In the course of conducting the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, the Company's customers, prospective customers or other third parties. Directors, officers and employees must maintain the confidentiality of all such information, except when disclosure is authorized by management of the Company in accordance with the Company's privacy and disclosure policies or when disclosure is legally required. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

      The Company's Customer Information Privacy Policy sets forth the Company's requirements for safeguarding the privacy, confidentiality and security of customer data. All directors, officers and employees are expected to familiarize themselves with the Customer Information Privacy Policy and to ensure that its principles are followed in all aspects of the Company's operations.

V.    Fairness of Dealings with Customers, Suppliers, Vendors and Employees

      No officer, director or associate of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. The Company's intention is to compete fairly and honestly and to seek competitive advantage through performing better than the competition, not through unethical or illegal business practices. The Company does not permit offering or making payments or giving considerations of any kind, whether of money, services or property, to any domestic or foreign public official or of providing personal benefits that are not clearly reasonable and business related to any employee, agent or representative of any organization seeking to do or doing business with the Company. If there is any question as to whether any such personal benefit is clearly reasonable and business related, an officer or director should seek pre-approval from the Audit Committee, and an employee should seek approval of the Chief Executive Officer or, if the Chief Executive Officer is not readily available, the Treasurer or the Chairman of the Board.

      The Company has established comprehensive programs for compliance with labor and employment laws, including equal employment opportunity policies and procedures, safety programs, and wage and hour procedures. For further information about such compliance policies, see the Company's Vice President of Human Resources.


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VI.   Protection and Proper Use of Assets
Theft, carelessness and waste of Company property directly affect the Company's profitability and will not be tolerated. All directors, officers and employees are expected to protect the Company's assets, to use them efficiently and to use them only for legitimate business purposes.

VII.  Political Activities

      The Company respects your right to participate or not participate in the political process as you see fit. No director, officer or employee may use his or her position with the Company to make any other director, officer or employee feel compelled or pressured to work for or against or on behalf of any legislation, candidate, political party or committee, to make contributions for any political cause or candidate or to cast his or her vote in any particular way.

      THERE ARE MANY OTHER POLICIES THAT ARE VERY IMPORTANT TO THE COMPANY AND ITS OPERATIONS. NOTHING CONTAINED IN THIS CODE OF ETHICS SHALL RELIEVE ANY OFFICER, DIRECTOR OR EMPLOYEE FROM COMPLYING WITH ANY OTHER APPLICABLE COMPANY POLICY.

      The Company expects full compliance with this Code of Ethics. Employees are encouraged to report promptly any violation or suspected violation of this Code of Ethics to his or her supervisor, the Chief Executive Officer or the Audit Committee. Officers and directors must promptly report any violation or suspected violation to the Audit Committee. The Company will not permit any retaliation against a director, officer or employee who, in good faith, appropriately reports a matter that he or she believes, in good faith, to be a violation of this Code of Ethics. Any officer or employee who is found by the Audit Committee to have violated this Code of Ethics may be subject to discipline, including termination of employment.

      The Audit Committee shall investigate any alleged violation of this Code of Ethics. In the event that the Audit Committee determines that a violation has occurred, the Audit Committee shall be authorized to take any action it deems appropriate. In the event that the Audit Committee recognizes a violation by a director or executive officer but elects to take no action against the offending director or executive officer, the Company shall disclose the facts and circumstances of its waiver of the violation by any means required by applicable law or the requirements of The Nasdaq Stock Market.

      Nothing in this Code of Ethics changes the general policy that employment and compensation can be terminated by any officer or employee or the Company at any time and for any or no reason.


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